Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Announces Fourth Quarter and Full Year Results

Fourth Quarter As-Adjusted Continuing EPS of $1.15, Up 22% vs. Fourth Quarter 2012

Full Year As-Adjusted Continuing EPS of $4.80, Up 39% vs. Full Year 2012

Affirms Full Year 2014 Guidance

January 30, 2014 – Woodland Park, NJ - Cytec Industries Inc. (CYT) announced today net earnings attributable to Cytec for the fourth quarter of 2013 of $59.4 million or $1.62 per diluted share. Net sales from continuing operations were $480 million. Earnings from continuing operations were $56.0 million or $1.53 per diluted share. Earnings from discontinued operations were $3.4 million or $0.09 per diluted share. Included in the quarter for continuing operations are several special items that total $14.1 million of net income after-tax, or $0.38 per diluted share, which are outlined further in this release. Excluding these special items, earnings from continuing operations were $41.9 million or $1.15 per diluted share.

Net earnings attributable to Cytec for the fourth quarter of 2012 were $26.8 million or $0.58 per diluted share. Net sales from continuing operations were $471 million. Earnings from continuing operations for the fourth quarter of 2012 were $4.0 million or $0.09 per diluted share. Earnings from discontinued operations were $22.8 million or $0.49 per diluted share, net of non-controlling interests. Included in the quarter for continuing operations were several special items that totaled $39.4 million of net charges after-tax or $0.85 per diluted share. Excluding the special items, earnings from continuing operations were $43.4 million or $0.94 per diluted share.

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Shane Fleming, Chairman, President and Chief Executive Officer commented, “I am pleased with the results in the fourth quarter which were in line with our business forecasts. Each business segment delivered sales growth versus the prior year period excluding 2012 sales from the divested distribution product line. The Specialty Chemical segments provided solid earnings performance and Industrial Materials finished the year better than anticipated. Aerospace Materials earnings were negatively impacted by the planned carbon fiber shutdown that we communicated last quarter. On an as-adjusted basis, we delivered strong performance this year, with 39% EPS growth versus the prior year driven by volume growth and improved product mix combined with our lower share count.”

Cytec Aerospace Materials sales increased 3% to $239 million; Operating Earnings were $37.2 million.

In Aerospace Materials, selling prices increased by 3% versus the fourth quarter 2012, and selling volumes were flat versus the prior year period. Volume growth, primarily related to Boeing 787 ramp up and single-aisle build rate increases, was offset by declines in military fixed wing and rotorcraft sectors.

Operating earnings of $37.2 million were down versus earnings of $41.7 million in the prior year quarter. Higher selling prices were partially offset by higher raw material costs, higher fixed costs per unit associated with the planned carbon fiber shutdown, and $1.0 million of higher expenses associated with ongoing capital projects. In addition, operating earnings were also impacted by stranded costs of approximately $3.6 million associated with the sale of the coating resins business earlier this year.

Cytec Industrial Materials sales were $76 million; Operating Earnings were $6.0 million.

Industrial Materials sales of $76 million were up 8% after excluding $11.7 million of sales included in the fourth quarter 2012 related to the distribution product line which was divested on July 15, 2013. Selling volumes increased 6% primarily related to demand improvement in the high performance automotive and tooling sectors. Selling prices also contributed 1% to the increased sales in the quarter.

Operating earnings were $6.0 million for the quarter, slightly above $5.9 million in the prior year quarter. Included in the $5.9 million in 2012 are $0.5 million in earnings from the divested distribution product line and a $1.1 million charge related to amortization of purchase accounting step-up in inventories which was treated as a special item. The increase in earnings in 2013 is mainly related to

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increased selling volumes, selling prices, and a favorable product mix. This was offset by higher manufacturing costs associated with higher manufacturing volumes and the impact of stranded costs associated with the sale of coating resins of approximately $1.0 million which was partially offset by savings from restructuring activities announced in the third quarter 2013.

Cytec In Process Separation sales were up 2% to $96 million; Operating Earnings increased to $20.0 million.

In Process Separation selling volumes increased by 4% versus the fourth quarter of 2012 primarily due to greater demand for mining products related to copper and other base metals, which was partially offset by lower Alumina sales. Selling prices decreased sales 1% and the overall impact of exchange rates was also down 1% versus the prior year quarter.

Operating earnings were $20.0 million versus $18.3 million in the prior year quarter due to the increase in selling volumes, which were partially offset by the impact of lower production volumes due to efforts to reduce inventory levels as well as $1.7 million of stranded cost associated with the sale of coating resins.

Cytec Additive Technologies sales increased 10% to $68 million; Operating Earnings increased to $9.5 million.

In Additive Technologies, overall selling volumes were up 12% versus the fourth quarter 2012 primarily due to strong demand for Polymer Additive products in North America and Asia Pacific regions. Selling prices were down by 2% due mostly to lower selling prices in Specialty Additives. The overall impact of changes in exchange rates was flat versus the prior year quarter.

Operating earnings of $9.5 million were up 6% versus $9.0 million in the fourth quarter of 2012 due to the higher volumes and favorable product mix in the quarter. The improvement was partially offset by higher period costs and $1.2 million of stranded costs associated with the aforementioned sale of coatings.

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Special Items

In the fourth quarter of 2013 a number of special items were recorded in continuing operations that resulted in a net pre-tax benefit of $23.7 million ($14.1 million after-tax or $0.38 per diluted share) mainly attributable to the following:

•	Included in Corporate and Unallocated, principally in Manufacturing cost of sales, is a net pre-tax benefit of $25.5 million ($15.2 million after-tax or $0.42 per diluted share) related to mark to market adjustments for pension and other postemployment benefits.

•	Included in Corporate and Unallocated, principally in Administrative and general, are net pre-tax charges of $1.8 million ($1.2 million after-tax or $0.03 per diluted share) primarily related to the 2013 previously announced restructuring initiatives in Industrial Materials to reduce costs associated with the acquired Umeco business.

In the fourth quarter of 2012, a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $66.2 million ($39.4 million expense after-tax or $0.85 per diluted share).

Income Tax Expense

Income tax expense related to continuing operations for the fourth quarter of 2013 was $31.9 million, compared with a tax benefit of $17.8 million in the fourth quarter of 2012. The overall underlying annual tax rate for the fourth quarter of 2013 was 31.8% versus the underlying annual tax rate in the fourth quarter of 2012 of 30.0%. The 31.8% annual tax rate is also higher than the previously forecasted 30.6% for the nine months ended September 30, 2013 mostly due to a shift in earnings to the U.S. from international jurisdictions, higher than previously forecasted. As a result, the tax expense for the current quarter included approximately $2.5 million or $0.07 per diluted share attributable to the first nine months of 2013.

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Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Operating Cash Flows from continuing operations were $81.6 million for the fourth quarter 2013. On a continuing basis, our net working capital days at the end of the fourth quarter were six days lower at 83 days compared to the end of the third quarter of 2013. At quarter end, inventory days of 78 were down twelve days compared with the end of the third quarter this year due to our efforts to reduce inventory levels. Accounts receivable days of 48 were unchanged from the third quarter 2013. Accounts payable days were at 43, down by six days compared to the third quarter of 2013.”

“Capital spending for continuing operations in the quarter was $85 million and full year spending was $300 million, with the majority related to manufacturing capacity expansions for Aerospace Materials and In Process Separation segments. Our expectation for capital spending for the full year 2014 is estimated to be in a range of $180 to $200 million.”

2014 Outlook

Mr. Fleming continued, “As we shared with you on our November 22, 2013 investor day, we are very excited about our reshaped portfolio and the growth opportunities available to us over the next five years. This year we expect to see mid-single digit top-line growth for the overall business portfolio compared to the 13% growth in 2013. I will summarize our 2014 sales and operating profit outlook for you by business”.

In Aerospace Materials, 2014 will be a year where we will increase our focus on driving productivity and we expect to deliver significant improvements. Many of the legacy aerospace programs that we supply are currently at or close to peak production rates and sales growth will be more modest than in the past several years, we will take advantage of this period to deliver operational improvements that will lower cost and better position our assets to meet increased demand for new programs that will enter into service beyond 2014. We have forecasted sales in a range between $970 and $990 million versus $961 million in 2013 and operating earnings in a range between $183 and $195 million versus $177.6 million in 2013.

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The Industrial Materials business is showing signs of demand improvement in our key markets including high performance automotive, and we expect this steady improvement to continue throughout the year. Excluding the divested distribution business, we estimate sales in a range between $300 and $320 million in 2014 versus $291 million in 2013, and operating earnings in a range between $22 and $26 million, a significant improvement versus the prior year of $19.0 million due to higher volumes, better product mix, and benefits from our restructuring initiatives.

The In Process Separation business is expected to continue its growth trajectory driven largely by improved demand, new mine start-ups and new product commercialization in the mining chemicals product lines. The business is faced with some headwinds related to the new phosphine plant and India extractant plant start-up costs and related depreciation which will pressure margins in the first year of operation, however we do expect to deliver operating earnings growth in 2014. We estimate sales to be in a range between $420 and $445 million versus $383 million in 2013 and operating earnings to be between $88 and $97 million versus $86.5 million in 2013.

Additive Technologies is showing signs of demand improvement in certain polymer additive markets and we expected this to remain steady. Our sales estimate is in a range between $285 and $295 million versus $275 million last year and operating earnings in a range between $40 and $42 million versus $39.6 million in 2013.

The guidance for Corporate and Unallocated is between $24 and $28 million for the year. Interest Expense, net, is forecast to be $25 million, and the forecast for the underlying annual tax rate is estimated in a range between 30% and 32%. Our full year guidance for 2014 adjusted diluted earnings per share remains in a range between $5.50 and $5.90. “

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Mr. Fleming concluded, “I am extremely pleased with the successful execution of our portfolio transformation which concluded in 2013. Our reshaped portfolio puts us in a great position to deliver our growth strategy of bringing high-performance product and application technologies to market that create value for our customers and will deliver increasing value and returns for our shareholders.”

Full Year Results

Net earnings attributable to Cytec for the full year ended December 31, 2013 were $173.5 million or $4.31 per diluted share. Net sales from continuing operations were $1,935 million. Earnings from continuing operations were $171.7 million or $4.27 per diluted share. Earnings from discontinued operations were $1.8 million or $0.04 per diluted share, net of non-controlling interests.

Special Items

During the full year ended December 31, 2013, a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $28.5 million ($21.2 million after-tax or $0.53 per diluted share) as follows:

•	Included in Corporate and Unallocated, principally in Manufacturing cost of sales, is a net pre-tax benefit of $27.4 million ($16.4 million after-tax or $0.41 per diluted share) related to pension and other postemployment benefit mark-to-market adjustments.

•	Included in Corporate and Unallocated, principally in Asset Impairment Charge and Administrative and general, are net pre-tax charges of $6.9 million ($5.6 million after-tax or $0.14 per diluted share) primarily related to the 2013 announcements of restructuring initiatives within Aerospace and Industrial Materials to reduce costs associated with the acquired Umeco business.

•	Included in Corporate and Unallocated, in Asset Impairment Charge, is a pre-tax charge of $3.0 million ($3.0 million after-tax or $0.07 per diluted share) related to an asset write-off at our manufacturing facility in Nagpur, India.

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•	Included in Corporate and Unallocated, in Administrative and General, is a pre-tax charge of $1.2 million ($1.1 million after tax or $0.03 per diluted share), mainly for advisory fees related to the Umeco distribution sale.

•	Included in Corporate and Unallocated, in Loss on early extinguishment of debt, is a pre-tax charge of $39.4 million ($24.5 million after-tax or $0.61 per diluted share) related to premiums associated with the repurchase of $328 million of our outstanding public debt.

•	Included in Corporate and Unallocated, in Other expense, is a pre-tax charge of $3.2 million ($3.2 million after-tax or $0.08 per diluted share) related to the shutdown of our Process Materials Joint Venture in China.

•	Included in Corporate and Unallocated, in Other expense, are pre-tax net charges of $2.2 million ($1.7 million after-tax or $0.04 per diluted share) primarily related to an increase in environmental liability at an inactive site for a change in estimate.

•	Included in Income tax provision is $1.6 million of net income tax benefit ($0.04 per diluted share) related to a revision of our previously accrued estimated income tax liability on the unrepatriated earnings of certain foreign subsidiaries as a result of the sale of our Coating Resins business. The revision is primarily due to changes in the tax attributes of certain foreign subsidiaries.

Excluding these special items, net earnings from continuing operations were $192.9 million or $4.80 per diluted share for twelve months ended December 31, 2013.

Net earnings attributable to Cytec for the twelve months ended December 31, 2012 were $174.9 million or $3.74 per diluted share. Net sales from continuing operations were $1,708 million. Earnings from continuing operations were $75.7 million or $1.62 per diluted share. Earnings from discontinued operations were $99.2 million or $2.12 per diluted share, net of non-controlling interests.

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In the twelve months of 2012 a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $111 million ($85.8 million expense after-tax or $1.83 per diluted share). Excluding these special items, earnings from continuing operations were $161.5 million or $3.45 per diluted share.

Investor Conference Call to be Held on Friday, January 31, 2014 at 11:00am ET

Cytec will host their fourth quarter earnings release conference call on Friday, January 31, 2014 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec and earnings from discontinued operations, excluding special items and diluted earnings per share (continuing operations attributable to Cytec and earnings from discontinued operations) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

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Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

Image: © 2013 Company Name. All rights reserved.

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Full Year Ended December 31,
	2013	2012	2013	2012
Net sales	$479.9	$470.7	$1,935.0	$1,708.1
Manufacturing cost of sales	304.6	352.4	1,283.1	1,202.9
Selling and technical services	35.8	51.0	146.6	153.3
Research and process development	12.5	15.7	49.0	54.0
Administrative and general	33.1	41.4	126.5	140.0
Amortization of acquisition intangibles	3.6	3.9	14.6	9.0
Loss on sale of assets	—	16.7	—	16.7
Asset impairment charge	0.2	—	5.8	—

Earnings (loss) from operations	90.1	(10.4)	309.4	132.2
Other income (expense), net	1.1	2.9	(7.4)	1.5
Net loss on early extinguishment of debt	—	—	39.4	0.2
Equity in losses of associated companies	—	0.1	0.4	0.2
Interest expense, net	3.3	6.2	18.2	30.1

Earnings (loss) from continuing operations before income taxes	87.9	(13.8)	244.0	103.2

Income tax provision (benefit)	31.9	(17.8)	72.3	27.5

Earnings from continuing operations	56.0	4.0	171.7	75.7

Earnings from operations of discontinued business, net of tax	—	24.1	31.6	117.4
Net gain (loss) on sale of discontinued operations, net of tax	3.4	(0.6)	(29.4)	(16.1)

Earnings from discontinued operations, net of tax	3.4	23.5	2.2	101.3

Net earnings	59.4	27.5	173.9	177.0
Less: Net loss attributable to noncontrolling interests	—	(0.7)	(0.4)	(2.1)

Net earnings attributable to Cytec Industries Inc.	$59.4	$26.8	$173.5	$174.9

Comprehensive income	$61.1	$20.5	$113.7	$182.8
Less: Comprehensive income attributable to noncontrolling interest	—	(0.3)	(0.2)	(1.6)

Comprehensive income attributable to Cytec Industries Inc.	$61.1	$20.2	$113.5	$181.2

Earnings per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$1.57	$0.09	$4.36	$1.64
Discontinued operations (net of noncontrolling interest)	0.09	0.50	0.04	2.16

	$1.66	$0.59	$4.40	$3.80

Diluted earnings per common share
Continuing operations	$1.53	$0.09	$4.27	$1.62
Discontinued operations (net of noncontrolling interest)	0.09	0.49	0.04	2.12

	$1.62	$0.58	$4.31	$3.74

Dividends per common share	$0.125	$0.125	$0.500	$0.500

Shares used in calculating earnings per common share (in 000s)
Basic	35,738	45,569	39,419	46,034
Diluted	36,496	46,402	40,184	46,786

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Dollars in millions)

(Unaudited)

	Three Months Ended December 31,		Full Year Ended December 31,
	2013	2012	2013	2012
Net Sales:
Aerospace Materials
Sales to external customers	$239.0	$232.1	$960.8	$877.1
Intersegment sales	1.1	—	1.5	—
Industrial Materials	76.4	82.2	316.3	176.4
In Process Separation	96.4	94.2	382.7	384.2
Additive Technologies
Sales to external customers	68.1	62.2	275.2	270.4
Intersegment sales	—	0.2	0.3	0.8

Net sales from segments	481.0	470.9	1,936.8	1,708.9
Elimination of intersegment revenue	(1.1)	(0.2)	(1.8)	(0.8)

Total consolidated net sales	$479.9	$470.7	1,935.0	$1,708.1

	Three Months Ended December 31,				Full Year Ended December 31,
	2013	% of Sales	2012	% of Sales	2013	% of Sales	2012	% of Sales
Earnings from operations:
Aerospace Materials	$37.2	15.6%	$41.7	18.0%	$177.6	18.5%	$168.5	19.2%
Industrial Materials	6.0	7.9%	5.9	7.2%	19.0	6.0%	11.4	6.5%
In Process Separation	20.0	20.7%	18.3	19.4%	86.5	22.6%	95.3	24.8%
Additive Technologies	9.5	14.0%	9.0	14.5%	39.6	14.4%	40.8	15.1%

Earnings from segments	72.7	15.1%	74.9	15.9%	322.7	16.7%	316.0	18.5%
Corporate and Unallocated, net (1)	17.4		(85.3)		(13.3)		(183.8)

Total earnings (loss) from operations	$90.1	18.8%	$(10.4)	-2.2%	$309.4	16.0%	$132.2	7.7%

(1)	Corporate and Unallocated includes the following:

	Three Months Ended December 31,		Full Year Ended December 31,
	2013	2012	2013	2012
Net restructuring adjustments	$1.8	$5.3	$6.9	$21.2
Asset write-off related to a facility in Nagpur, India	—	—	3.0	—
Pension mark-to-market (gain) loss, net	(25.5)	41.6	(27.4)	55.5
Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	—	0.4	—	2.5
Umeco acquisition costs	—	1.2	—	8.4
Loss on sale of assets	—	16.7	—	16.7
Cost to divest Umeco Distribution business	—	—	1.2	—
Continuing costs previously allocated to Coating Resins	—	16.0	12.2	66.5

Total	$(23.7)	$81.2	$(4.1)	$170.8

CYTEC INDUSTRIES INC. AND SUBSIDIARIES % CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR

	Three Months Ended December 31, 2013 % Variance Due To				Full Year Ended December 31, 2013 % Variance Due To
Segment	Volume	Acq./Divest.	Price	FX	Volume	Acq./Divest.	Price	FX
Aerospace Materials	0%	0%	3%	0%	3%	4%	3%	0%
Industrial Materials	6%	-14%	1%	0%	-4%	82%	1%	0%
In Process Separation	4%	0%	-1%	-1%	0%	0%	0%	0%
Additive Technologies	12%	0%	-2%	0%	2%	0%	0%	0%
Total Cytec Continuing Operations	3%	-2%	1%	0%	1%	10%	2%	0%

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (Dollars in millions, except per share amounts) (Unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$151.8	$179.3
Trade accounts receivable, less allowance for doubtful accounts of $4.6 and $4.7 as of December 31, 2013 and December 31, 2012, respectively	251.3	263.6
Other accounts receivable	74.4	39.1
Inventories	253.1	269.8
Deferred income taxes	32.1	38.4
Other current assets	25.1	18.9
Assets held for sale	—	409.7

Total current assets	787.8	1,218.8

Investment in associated companies	1.3	1.7
Plants, equipment and facilities, at cost	1,567.1	1,310.4
Less: accumulated depreciation	(520.1)	(475.1)

Net plant investment	1,047.0	835.3

Acquisition intangibles, net of accumulated amortization of $58.0 and $43.9 as of December 31, 2013 and December 31, 2012, respectively	161.1	183.7
Goodwill	521.3	525.3
Deferred income taxes	25.2	8.9
Other assets	136.8	88.7
Assets held for sale	—	1,061.8

Total assets	$2,680.5	$3,924.2

Liabilities
Current liabilities
Accounts payable	$175.7	$176.4
Short-term borrowings	—	3.0
Current maturities of long-term debt	0.1	136.1
Accrued expenses	178.4	177.4
Income taxes payable	14.2	51.4
Deferred income taxes	0.1	0.6
Liabilities held for sale	—	265.9

Total current liabilities	368.5	810.8

Long-term debt	716.2	567.4
Pension and other postretirement benefit liabilities	195.2	275.5
Other noncurrent liabilities	187.1	198.3
Deferred income taxes	31.6	70.9
Liabilities held for sale	—	198.3

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,725,752 at December 31, 2013 and 49,618,861 shares at December 31, 2012	0.5	0.5
Additional paid-in capital	467.9	465.6
Retained earnings	1,572.8	1,419.2
Accumulated other comprehensive income	95.7	155.7
Treasury stock, at cost, 14,221,374 shares at December 31, 2013 and 4,672,700 shares at December 31, 2012	(955.0)	(243.3)

Total Cytec Industries Inc. stockholders’ equity	1,181.9	1,797.7

Noncontrolling interest	—	5.3
Total equity	1,181.9	1,803.0

Total liabilities and stockholders’ equity	$2,680.5	$3,924.2

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Full Year Ended December 31,
	2013	2012
Cash flows provided by (used in) operating activities
Net earnings	$173.9	$177.0
Earnings from discontinued operations, net of tax	2.2	101.3

Net earnings from continuing operations	171.7	75.7
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation	56.0	58.6
Amortization	19.2	14.1
Share-based compensation	11.4	11.3
Deferred income taxes	23.5	(34.5)
Asset impairment charges	5.8	16.7
Loss on early extinguishment of debt	39.4	0.2
Unrealized loss (gain) on derivative instruments	0.3	(4.5)
Other	0.5	0.1
Changes in operating assets and liabilities (excluding effects of acquisitions and divestitures):
Trade accounts receivable	13.6	(9.0)
Other receivables	(0.3)	12.4
Inventories	11.5	(8.4)
Other assets	(45.7)	0.5
Accounts payable	(0.7)	(1.7)
Accrued expenses	5.3	26.7
Income taxes payable	(58.0)	27.5
Other liabilities	(99.5)	(18.0)

Net cash provided by operating activities of continuing operations	154.0	167.7
Net cash (used in) provided by operating activities of discontinued operations	(127.4)	146.0

Net cash provided by operating activities	26.6	313.7

Cash flows (used in) provided by investing activities:
Additions to plants, equipment and facilities	(300.0)	(145.3)
Acquisition of businesses, net of cash received	—	(449.3)

Net cash used in investing activities of continuing operations	(300.0)	(594.6)
Net cash provided by investing activities of discontinued operations	1,017.0	84.7

Net cash provided by (used in) investing activities	717.0	(509.9)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	634.1	318.1
Payments on long-term debt	(658.2)	(268.4)
Change in short-term borrowings, net	2.2	(0.5)
Cash dividends	(21.5)	(25.9)
Proceeds from the exercise of stock options	23.5	28.0
Purchase of treasury stock	(750.1)	(99.9)
Excess tax benefits from share-based payment arrangements	4.6	5.9
Other	—	(1.3)

Net cash used in financing activities	(765.4)	(44.0)

Effect of currency rate changes on cash and cash equivalents	(5.7)	3.7

Decrease in cash and cash equivalents	(27.5)	(236.5)

Cash and cash equivalents, beginning of period	179.3	415.8

Cash and cash equivalents, end of period	$151.8	$179.3

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PRESS RELEASE

Reconciliation of GAAP and Non GAAP Measures

(Amounts in millions, except per share amounts)

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended December 31, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$56.0	$1.53
- Net restructuring charges	1.2	0.03
- Pension mark-to-market adjustments, net	(15.2)	(0.42)

Non-GAAP net earnings from continuing operations*	$41.9	$1.15

*	May not add due to rounding

Three Months Ended December 31, 2012

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$4.0	$0.09
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT	0.2	—
- Umeco acquisition costs	1.0	0.02
- Net restructuring charges	3.6	0.08
- Amortization of inventory step-up	0.7	0.01
- Loss on sale of assets	10.5	0.23
- Revision to establish tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coatings Resins business	(3.9)	(0.08)
- Pension mark-to-market adjustments, net	27.3	0.59

Non-GAAP net earnings from continuing operations	$43.4	$0.94

Full Year Ended December 31, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$171.7	$4.27
- Net restructuring charges	5.6	0.14
- Write-offs related to manufacturing facility in Nagpur, India	3.0	0.07
- Costs to divest Umeco Distribution business	1.1	0.03
- Loss related to exit of process materials joint venture in China	3.2	0.08
- Environmental liability adjustments	1.7	0.04
- Pension mark-to-market adjustments, net	(16.4)	(0.41)
- Premiums paid on early tender for public debts	24.5	0.61
- Revision to establish tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coatings Resins business	(1.6)	(0.04)

Non-GAAP net earnings from continuing operations*	$192.9	$4.80

*	May not add due to rounding

Full Year Ended December 31, 2012

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$75.7	$1.62
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT	1.5	0.03
- Umeco acquisition costs	8.2	0.18
- Net restructuring charges	14.6	0.31
- Amortization of inventory step-up	3.8	0.08
- Exchange loss on intercompany loan related to Umeco acquisition	0.7	0.01
- Revision to establish tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coatings Resins business	10.6	0.23
- Loss on sale of assets	10.5	0.23
- Pension mark-to-market adjustments, net	35.9	0.77

Non-GAAP net earnings from continuing operations*	$161.5	$3.45

*	May not add due to rounding

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